EXHIBIT 10.20

September 18, 2008

Christopher S. Dewees
JDSU
430 North McCarthy Blvd
Milpitas, CA 95035

Re:            Separation from JDS Uniphase Corporation

Dear Chris:

This letter agreement (“Agreement”) will confirm the terms of your separation from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) presently scheduled for September 30, 2008 (the “Termination Date”). The Effective Date of this Agreement will be the 8th day following the date of your signature below.

On or before the Termination Date the Company will provide you with your final paycheck, which will include all accrued, but unpaid base pay and accrued ESPP contributions, if any.  Additionally, within seven (7) days of the Effective Date of this Agreement, and subject to the provisions below relative to Code Section 409A, the Company shall provide you with a lump sum severance payment of $228,750, less applicable withholdings as required by local, state and federal law.

The Company and you will enter into a consulting agreement pursuant to which the Company may benefit from your continued support on several key initiatives through August 31, 2009.  In consideration of the services you will provide pursuant to such agreement the Company will allow your previously granted equity awards to continue to vest and remain exercisable until August 31, 2009, at which point vesting would cease.  Any such awards that are not vested as of the date of termination of the consulting agreement will be cancelled and you will have 90 days from such date to exercise vested stock options.  Entry into and continuation of the term of the consulting agreement will be subject to continued compliance with our Code of Business Conduct, including but not limited to its provisions relative to conflicts of interest.  Determination of whether entry into a consulting agreement would cause a conflict of interest to exist shall be made by the Chief Executive Officer in his sole discretion.

Notwithstanding anything herein to the contrary, this Agreement is intended to comply with the provisions of Internal Revenue Code section 409A, as in effect from time to time.  To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment hereunder that may be made to you on account of the termination of your employment with the Company shall be delayed by the Company to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i).

Upon the termination of your employment, and to the extent not previously triggered, you will be eligible for COBRA benefits continuation.  In this case a package containing appropriate COBRA information will be mailed to you shortly after the Termination Date by the Company’s outside vendor that manages this program for JDSU.

The Company affirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws and applicable law to defend and indemnify you against claims, actions and causes of action arising out of your employment and service to the Company.  For clarity, these obligations will survive the Effective Date of this Agreement.  You will also continue to be covered under the applicable Company insurance policies relative to such claims.  You agree to assist the Company as reasonable necessary to effectuate the obligations reaffirmed under this paragraph.

The Company’s legal department will work with you to ensure you are relieved from obligations related to your service as a director or similar capacity of Company subsidiaries and affiliates.  Thank you in advance for your assistance with that process.

Your employee Proprietary Information and Assignment of Inventions Agreement signed upon the commencement of your employment will continue in full force and effect in accordance with its terms.  Except as described in this letter, any further rights under any other agreements, whether written or oral, shall be terminated as of the Effective Date hereof, including without limitation any right to severance payments, bonus payments, stock option or other equity award vesting or other benefits.  This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of employment, will supersede any previous discussions and understandings except as explicitly provided herein, and may not be modified except in writing signed by you and the Company.

In consideration of the terms of this Agreement and exchange for the benefits described above, you agree, on behalf of yourself, your successors and your assigns, to release and absolutely discharge the Company and its present and former officers, directors, agents, employees, attorneys, insurers and affiliated entities from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these released parties including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including but not limited to claims for compensation (including bonus and severance payments), stock options or claimed rights related to stock options, breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, personal injury, defamation or national origin, race, color, age, sex, sexual orientation, religious, disability, medical condition or other discrimination or harassment under the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination In Employment Act of 1967 (including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code (and analogous laws of any other state), , any other analogous state or federal laws or any other applicable law, all as they have been or may be amended.  To the fullest extent permitted by law, you agree not to file any claim, action or demand based on any of the matters released above.

You agree to return all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by you in the course of or incident to your employment.

You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

You and the Company agree that any and all disputes arising out of the terms of this Agreement or their interpretation, any of the matters released herein, or any other dispute between the parties, shall be resolved by final and binding arbitration before the American Arbitration Association ("AAA") under its Employment Dispute Resolution Rules.  The arbitration shall take place in the state in which you resided on the Termination Date.  In any such arbitration, each side shall bear their own attorney’s fees and costs and the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitrator’s award.  Any dispute regarding the enforceability of this agreement to arbitrate will be governed by the Federal Arbitration Act, if applicable, and if not, then the arbitration act of the state in which you last worked for the Company.

If any provision of this Agreement is for any reason found by an arbitrator or a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel.  Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Chris, we thank you for your many contributions and long service to the Company and look forward to your continued support and partnership.

Sincerely,

Brett Hooper
Senior Vice President, Human Resources

Agreed and Accepted:                                                                                     Date:

____________________                                                                           _________________
Christopher S. Dewees